FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-51879

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 18, 1998)

                                  SEPRACOR INC.
                    ----------------------------------------

               $189,475,000 PRINCIPAL AMOUNT OF 6 1/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (Interest payable August 15 and February 15)
                    ----------------------------------------

                        4,012,617 Shares of Common Stock
                           ($0.10 par value per share)
                              ---------------------

         The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statements set forth under the caption "Selling Securityholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus. The information set forth under the caption "Selling Securityholders" in the Prospectus is supplemented as follows:

                             SELLING SECURITYHOLDERS

         The Debentures were originally acquired on February 10, 1998 from the Company by the Initial Purchasers. The Initial Purchasers advised the Company that the Initial Purchasers have resold the Debentures in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) and certain institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or Conversion Shares pursuant to this Prospectus.

         The Debentures and the Conversion Shares have been registered pursuant to the Registration Rights Agreement which provides that the Company file a Registration Statement with regard to the Debentures and the Conversion Shares within 90 days of the date of original issuance of the Debentures and keep such Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered pursuant to the Registration Rights Agreement thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision.

         In addition, 12,639 Additional Shares are being registered pursuant to the Registration Statement for the account of certain securityholders of the Company. The Selling Securityholders may choose to sell Debentures and/or Shares from time to time. See "Plan of Distribution."

         Debentures and Conversion Shares. The following table sets forth the name of each Selling Securityholder who has provided the Company with notice as of the date of this Prospectus pursuant to the Registration Rights Agreement of such Selling Securityholder's intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement, the principal amount of Debentures and the number of Conversion Shares which may be sold from time to time by such Selling Securityholder pursuant to the Registration Statement and the amount of outstanding

Debentures and Common Stock beneficially owned by such Selling Securityholder prior to the offering (assuming no conversion of the Debentures). No such Selling Securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. Because the Selling Securityholder may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the amount or percentage of Debentures or Common Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus. In addition, the Selling Securityholders identified below may have sold, transferred or disposed of all or a portion of their Debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.





                                                                 Amount of                                     Shares of
                                          Amount of              Debentures                                  Common Stock
                                       Debentures that          Owned Before         Shares That May         Owned Before
            Name                         May be Sold             Offering               be Sold(1)             Offering
            ----                       ---------------          ------------         ---------------         -------------
ICI American
Holdings Trust                              $425,000               $425,000                  8,972                     0

Zeneca Holdings Trust                        425,000                425,000                  8,972                     0

State of Delaware
PERS                                       1,000,000              1,000,000                 21,110                     0

Starvest Fund-
Discretionary                                500,000                500,000                 10,555                     0

State of Oregon/SAIF
Corporation                                4,000,000              4,000,000                 84,443                     0

State of Oregon PERS                       4,500,000              4,500,000                 94,998                     0

Nalco Chemical Corp.
Retirement                                   225,000                225,000                  4,749                     0

Kapiolani Medical
Center for Women and
Children                                     100,000                100,000                  2,111                     0

Hawaiian Airlines
Pension for Salaried
Employees                                     15,000                 15,000                    316                     0

Hawaiian Airlines
Pilots' Retirement Plan                       70,000                 70,000                  1,477                     0

Hawaiian Airlines
Pension Plan - IAM                            50,000                 50,000                  1,055                     0



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Allstate Insurance
Company                                    2,000,000              2,000,000                 42,221                     0

Shepard Investments
International Inc.                        14,875,000             14,875,000                314,023                     0

Silverton International
Fund Limited                               4,250,000              4,250,000                 89,721                     0

Nomura Securities
(Bermuda) Ltd.                            10,000,000             10,000,000                211,108                     0

Paloma Securities
L.L.C.                                     4,475,000              4,475,000                 94,471                     0

Ell & Co., as nominee
for The Northern
Trust Company of
New York                                     580,000                580,000                 12,244                     0

Salkeld & Co., as
nominee for Bankers
Trust Company                                615,000                615,000                 12,983                     0

Bankers Trust
Company                                    1,500,000              1,500,000                 31,662                     0

Bear Stearns Securities
Corp.                                      1,500,000              1,500,000                 31,662                     0

The Income Fund of
America, Inc.                              7,350,000              7,350,000                155,164                     0

The TCW Group, Inc.                       12,315,000             12,315,000                259,980                     0

Deutsche Bank AG                          12,105,000             12,105,000                255,546                     0

Morgan Stanley Dean
Witter                                     2,045,000              2,045,000                 43,171                     0

Colonial Penn Life
Insurance Company                          2,000,000              2,000,000                 42,221                     0

OCM Convertible
Trust                                      3,575,000              3,575,000                 75,471                     0

OCM Convertible
Limited Partnership                          100,000                100,000                  2,111                     0

Delta Air Lines Master
Trust                                      1,025,000              1,025,000                 21,638                     0

State Employees'
Retirement Fund of
the State of Delaware                        840,000                840,000                 17,733                     0




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State of Connecticut
Combined Investment
Funds                                      3,210,000              3,210,000                 67,765                     0

Vanguard Convertible
Securities Fund, Inc.                      2,200,000              2,200,000                 46,443                     0

Partner Reinsurance
Company Ltd.                                 280,000                280,000                  5,911                     0

Chrysler Corporation
Master Retirement
Trust                                      2,405,000              2,405,000                 50,771                     0

Raytheon Company
Master Pension Trust                       1,115,000              1,115,000                 23,538                     0

MainStay Convertible
Fund                                       4,750,000              4,750,000                100,276                     0

Century National
Insurance Company                            425,000                425,000                  8,972                     0

Chrysler Insurance
Company - Total
Return                                        30,000                 30,000                    633                     0

AAM/Zazove
Institutional Income
Fund L.P.                                  2,500,000              2,500,000                 52,777                     0

Zazove Convertible
Fund L.P.                                    745,000                745,000                 15,727                     0

McMahan Securities
Company L.P.                                 290,000                290,000                  6,122                     0

Stephenson Ventures                          500,000                500,000                 10,550                     0

Delaware State
Employees' Retirement
Fund                                       2,300,000              2,300,000                 48,554                     0

Declaration of Trust
for the Defined Benefit
Plans of ICI American
Holdings, Inc.                             1,030,000              1,030,000                 21,744                     0

Declaration of Trust
for the Defined Benefit
Plans of Zeneca
Holdings Inc.                                700,000                700,000                 14,777                     0



                                        4





Thermo Electron
Balanced Investment
Fund                                         950,000                950,000                 20,055                     0

Hillside Capital
Incorporated
Corporate Account                            330,000                330,000                  6,966                     0

General Motors
Employees Domestic
Group Trust                               11,630,000             11,630,000                245,519                     0

Summer Hill Global
Partners L.P.                                 80,000                 80,000                  1,688                     0

The J.W. McConnell
Family Foundation                            380,000                380,000                  8,022                     0

Unknown (2)                               61,165,000             61,165,000              1,303,919                     0
                                        ============           ============              =========                    ==

Total                                   $189,475,000           $189,475,000              4,012,617                     0

--------------------



(1) Assumes conversion of full amount of Debentures held by such holder at the initial rate of $47.369 in principal amount of Debentures per share of Common Stock.

(2) Certain of the Debentures are currently evidenced by a global Debenture which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee. Therefore, the Company is unable to provide the names of the remaining Selling Stockholders.

     Additional Shares. Set forth below are the names of certain other Selling Securityholders who acquired shares of Common Stock in certain transactions not related to the sale of Debentures and the maximum number of Additional Shares that may be sold by each such Selling Securityholder from time to time hereunder. No such Selling Securityholders nor any of their affiliates has held any position or office with, been employed by or otherwise have had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. The percentage of Common Stock beneficially owned by each of the Selling Securityholders identified below both prior to and after giving effect to the offering being made hereby is less than 1%.



                                      Number of Shares of                                        Number of Shares of
                                      Common Stock                 Number of Shares of           Common Stock
                                      Beneficially Owned           Common Stock to be            Beneficially Owned
            Name                      Prior to this Offering       Offered Hereunder             After this Offering
           ------                     -----------------------      -------------------           -------------------
Robash Inc.                                      243                      243                               0

Beincke Investment                             1,944                    1,944                               0
Fund L.P.

Theodore H. Ashford                            4,243                      243                           4,000

Bedrock Asset Trust I                          7,778                    7,778                               0

Bankers Trust
Company, as Trustee
of the Hughes Aircraft
Company Retirement
Plans                                         80,539                    2,431                          78,108



                    The date of this Prospectus Supplement is
                                  July 31, 1998















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